UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 21, 2014

GREEN AUTOMOTIVE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-54049	22-3680581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5495 Wilson Street

Riverside, California 92509

(Address of principal executive offices)  (zip code)

(877) 449-8842

(Registrant’s telephone number, including area code)

23 Corporate Place, Suite 150

Newport Beach, California 92660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement. –

(1)

On May 21, 2014 Green Automotive Company (“GAC” or the “Company”) terminated all of the original agreements to acquire the Blackhawk entities (listed below) and entered into discussions to renegotiate the terms. Termination of the original agreements was made by sending written notice of termination to all of the parties to each such agreement. The list of agreements and their respective parties are:

(a)

Acquisition and Stock Exchange Agreement dated February 17, 2014 as amended on February 20, 2014, March 4, 2014, March 17, 2014 and April 14, 2014 (together with the Acquisition Agreement dated February 17, 2014, the “Acquisition Agreement”) by and between Green Automotive Company and Blackhawk Manufacturing, Inc. (“Blackhawk”), Sanders, Larios, Lario & Luevanos, LLC, a California limited liability company (“SLLL”),  Alan Servicios S de R.I. de C.V., a Mexican corporation (“Servicios”), Lalusa Investments, a Mexican corporation (“Lalusa”), Shelmado Transporte, a Mexican corporation (“Shelmado” and together with SLLL, Servicios, Lalusa, the “Blackhawk Entities”),  Floyd Sanders (“Sanders”), Carlos Larios (“CarlosL”), Sergio Larios (“SergioL”), Lin Austin (“Austin”), The Miguel Luevanos Living Trust (the “Trust” and together with Sanders, CarlosL, SergioL and Austin the “Blackhawk Entities’ Shareholders”).

(b)

Consultant Agreement dated as of April 8, 2014 between GAC and Sanders;

(c)

Consultant Agreement dated as of April 8, 2014 between GAC and CarlosL;

(d)

Consultant Agreement dated as of April 8, 2014 between GAC and SergioL;

(e)

Consultant Agreement dated as of April 8, 2014 between GAC and Austin.

As a result of the termination, GAC has not issued, and will not issue, one hundred twenty million (120,000,000) restricted shares of its common stock to the shareholders of Blackhawk and the Blackhawk Entities which represented the purchase price for Blackhawk.

Apart from the above-described agreements, the only other relationship between GAC and Blackhawk is that Blackhawk serves as a vendor of pre-formed fiberglass parts for the buses GAC produces at its manufacturing plant in Riverside, California. The arrangement is on an order by order basis and there is no long-term contractual commitment between GAC and Blackhawk for this product. GAC does not have any other relationship between itself and Blackhawk, the Blackhawk Entities and the Blackhawk Entities’ Shareholders.

(2)

This is a brief description of the terms and conditions of the Acquisition Agreement that were formerly material to GAC:

Under the Acquisition Agreement as amended GAC agreed to purchase 100% of the issued and outstanding securities of Blackhawk and the BMI Entities (the “BMI Shares”), in exchange for 120 million restricted shares of GAC common stock (the “Purchase Price”) calculated by taking the fair market value of a shares of our common stock on February 15, 2014 ($0.05/share) and dividing that into a purchase price of Six Million Dollars ($6,000,000.00). It was a closing obligation of the agreement that the Blackhawk entities provided a set of accounts for the entire business which could be audited to SEC standards.

In addition to the Purchase Price, various post-closing obligations of GAC were terminated. These include the possibility of the Blackhawk Entities’ Shareholders receiving additional shares as “Earnout Shares” under a formula described in the Acquisition Agreement, the GAC option to purchase certain real estate of Blackhawk located in Bloomington, California and Mexico, AND the four Consultant Agreements described in 1(b) through (e) above.

(3)

The material circumstances surrounding the termination are these: At a meeting on May 16, 2014 Blackhawk representatives imparted information about the financial and business conditions of Blackhawk to representatives of the Company that was materially adverse to Blackhawk, and was very different from the financial and operational circumstances of Blackhawk described to GAC during contract negotiations and reflected in the terms and conditions of the Acquisition Agreement. The information included, among other matters, a discussion of Blackhawk’s status with its debt holders and trade creditors.  As a result of these disclosures which GAC learned for the first time, GAC notified the Blackhawk representatives present at the meeting that GAC intended to terminate all of the original agreements listed above in (1)(a)-(e), and to enter into a period of discussion with the Blackhawk representatives which may or may not lead to the two parties entering into an agreement in the future. GAC served notice by letter of termination dated May 21, 2014 delivered to Blackhawk, the Blackhawk Entities and the Blackhawk Entities’ Shareholders.

(4)

GAC does not incur any termination penalties as a result of the termination.

ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES

We previously reported that GAC would issue One Hundred Twenty Million (120,000,000) restricted shares (the “Purchase Price Shares”) of our common stock to the Blackhawk Entities’ Shareholders as the Purchase Price under the Acquisition Agreement.  As a result of the termination by GAC of the Acquisition Agreement and related documents described above in Item 1.02 of this Form 8-K, the Purchase Price Shares will not be issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 28, 2014

GREEN AUTOMOTIVE COMPANY

By:	Ian G. Hobday, CEO

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